Exhibit 99.1

Certain Information Contained in the Preliminary Offering Memorandum Dated May 18, 2011

Introductory Note

Unless otherwise stated, the information below gives effect to our acquisition (the “Crow Creek Acquisition”) of CC Energy II L.L.C. (together with its subsidiaries, “Crow Creek”) on May 3, 2011.

Upstream Business Overview

Our upstream assets are characterized by long-lived, high-working interest properties with extensive production histories and development opportunities.  Our upstream properties are located primarily in South Alabama (where we also operate the associated gathering and processing assets), Texas, Oklahoma and Arkansas.  We intend to grow our Upstream Business primarily through lower-risk drilling on our inventory of approximately 680 identified proved undeveloped and probable drilling locations.

As of December 31, 2010, we had estimated proved reserves of approximately 385 Bcfe, 74% of which was classified as proved developed.  The total standardized measure of our discounted future net cash flows associated with our Upstream Business as of December 31, 2010 was approximately $0.6 billion.  Our properties included 1,777 gross (607 net) productive wells as of that date.  Our properties had a pro forma reserve life index of approximately 17 years, based on our average net daily production for the year ended December 31, 2010 and our estimated proved reserves as of December 31, 2010.

As of and for the periods presented, our Upstream Business consisted of the following:

				Year Ended December 31, 2010
	Proved Reserves as of December 31, 2010			Average Net Daily Production		Operated Productive Wells
Region	Bcfe	% Proved Developed	% Natural Gas	MMcfe/d	% Natural Gas	Gross	Net
Alabama	65.1	100%	22%	16.8	21%	27	19.6
Mid-Continent	226.0	64%	77%	27.7	83%	291	239.9
East Texas	27.5	91%	32%	5.3	44%	32	26.6
Permian Basin	28.2	74%	31%	5.7	27%	203	192.1
Barnett Shale	31.6	79%	100%	5.4	100%	36	30.8
South Texas	6.7	46%	96%	2.3	96%	11	11.0
Total	385.2	74%	63%	63.2	60%	600	520.0

Capital Expenditures

We have approximately 680 identified proved undeveloped and probable drilling locations, of which approximately 210 were proved undeveloped drilling locations.  We currently intend to drill or complete 49 gross (18.2 net) wells during the remainder of 2011 following the Crow Creek Acquisition, and we have budgeted approximately $96 million in capital expenditures in our Upstream Business for the last nine months of 2011, including approximately $85 million related to the assets we acquired in the Crow Creek Acquisition.

Pro Forma Operating and Reserve Data

The following table presents summary pro forma operating data for our Upstream Business for the periods presented. The pro forma operating data gives effect to the Crow Creek Acquisition as if it had occurred on the first day of each period presented.

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
Upstream production volumes:
Total (MMcfe)	23,187.4	6,422.5
Upstream production costs and expenses:
Operating costs per Mcfe (including production taxes)	$1.80	$1.73
Operating costs per Mcfe (excluding production taxes)	$1.29	$1.16

The following table presents summary data with respect to our estimated net proved reserves as of December 31, 2010 as follows:

•                our historical estimated net proved reserves;

•                the estimated net proved reserves we acquired in the Crow Creek Acquisition; and

•                our estimated net proved reserves on a pro forma basis, giving effect to the Crow Creek Acquisition.

The historical and pro forma reserve estimates at December 31, 2010 presented in the table below are based on evaluations prepared by Cawley, Gillespie & Associates, Inc., our independent third party reserve engineers.  Estimates of net proved oil and natural gas reserves are inherently uncertain and are based upon various assumptions, including assumptions related to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  These reserve estimates were prepared in accordance with the Securities and Exchange Commission’s rules regarding oil and natural gas reserve reporting that are currently in effect.  You should refer to ‘‘Risk Factors” and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and ‘‘Business’’ in our Annual Report on Form 10-K for the year ended December 31, 2010 in evaluating the information presented below.

	December 31, 2010
	Historical	Crow Creek Acquisition	Pro Forma
Net proved reserves:
Natural gas (Bcf)	38.4	204.5	242.9
Oil (MMBbls)	8.7	3.9	12.6
NGLs (MMBbls)	6.2	4.9	11.1
Total (Bcfe)	127.8	257.4	385.2
Proved developed reserves as a percentage of total proved reserves	89%	66%	74%
Standardized measure of discounted future net cash flows (in thousands)	$333,993	$294,424	$628,417

Contract Term Information

Based on December 2010 gross margin, our existing midstream customer contracts consist of 37% life of lease, 10% more than five years, 24% less than five years and 29% month-to month.

Proposed New Credit Facility

We are in the process of refinancing our existing credit facility with a new credit facility.  The discussion of the material terms and covenants of the new credit facility below is based on our current expectation of the final terms.  There can be no guarantee, however, that the terms of the new credit facility will match our expectation or that we will be able to enter into the new credit facility.  We expect to enter into a new credit facility with a syndicate of lenders, led by Wells Fargo Bank, N.A., as administrative agent.  We will use the initial borrowings under our new credit facility to refinance all outstanding borrowings under our existing credit facility, which will be amended and restated in its entirety by the new credit facility.

The new credit facility is expected to have a maturity date of five years from closing of the facility, extending the maturity of our credit facility borrowings from 2012 until 2016.  We expect the new credit facility to have an initial borrowing base and initial aggregate commitments of $675 million.  In addition, the new credit facility is expected to include an accordion feature allowing us to increase the aggregate commitments under the new credit facility from time to time to up to $1.2 billion, subject to obtaining increased commitments from one or more lenders or new commitments from new lenders.  The new credit facility is expected to provide for standby letters of credit in an aggregate amount at any time outstanding of up to $150 million and swingline loans in an aggregate amount at any time outstanding of up to $30 million.

The borrowing base under our new credit facility is expected to be composed of an upstream component and a midstream component.  The upstream component will be tied to the value of our oil and natural gas properties, subject to scheduled redeterminations and interim redeterminations for asset sales, unwinding hedges, issuing unsecured debt and at the special request of us or the lenders, two additional times each year.  Upon our issuance of unsecured debt (other than up to $350 million of notes), the upstream component will be reduced by $0.25 for every $1.00 of unsecured debt issued times the proportion that the upstream component represents of the total borrowing base.  The midstream component of the borrowing base will be equal to the lesser of (i) 55% (or 60% following certain material acquisitions) of the total borrowing base and (ii) 3.75 times our Adjusted EBITDA for our Midstream Business for the trailing four fiscal quarters.  The calculation of our Adjusted EBITDA for our Midstream Business is subject to adjustment in certain circumstances, including acquisitions and dispositions of midstream assets and certain ongoing material projects.

We expect that the new credit facility will be guaranteed by substantially all of our existing and future subsidiaries. In addition, we expect that our obligations under the new credit facility will be secured by first priority liens on substantially all of our tangible and intangible assets, including mortgages on at least 80% of the value of our oil and natural gas properties included in our most recent reserve report.

Under the new credit facility, borrowings will bear interest at our option at the highest of the Federal Funds Rate plus 0.50%, the prime commercial lending rate of the Administrative Agent and the daily 30-day LIBOR plus 1.00% or the London Interbank Offered Rate plus an applicable margin of 1.75% to 2.75%, based on borrowing base utilization.  Letter of credit fees and commitment fees on the unused availability under the new credit facility will also vary based on borrowing base utilization.

The new credit facility will contain financial covenants, which are expected to include:

•                 a minimum current ratio (consolidated current assets to consolidated current liabilities) of not less than 1.00;

•                 a maximum leverage ratio (total funded debt to total consolidated Adjusted EBITDA) of not more than 4.50; and

•                 a minimum interest coverage ratio (total consolidated Adjusted EBITDA to consolidated interest expense) of not less than 2.50.

In certain instances defined in the new credit facility, our outstanding debt and commitments under the new credit facility will be subject to mandatory repayments and/or a commitment reduction for asset and property sales, reductions in borrowing base and for insurance/condemnation proceeds.  In addition, the new credit facility will contain customary events of default and various customary covenants which limit our ability to grant liens, make certain loans and investments; make certain capital expenditures outside our current lines of business or certain related lines of business; make distributions other than from available cash; merge or consolidate with or into a third party; or engage in certain asset dispositions, including a sale of all or substantially all of our assets.